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                                                                     Exhibit P.7

HILLIARD-LYONS CODE OF ETHICS

TRADING

Our client's interests must be first and foremost. Our trading practices and procedures prohibit unfair trading practices and seek to disclose and avoid any conflicts of interests or resolve such conflicts in the client's favor.

As a general policy, trading practices must be fair to customers, with a fair and reasonable allocation system. Trading encompasses fiduciary obligations, best execution, soft dollar and other issues.

TRADING ERRORS

         We have a responsibility to effect orders correctly, promptly and in the best interests of our clients. If an error occurs in the handling of any client transactions, due to Hilliard Lyons' actions, or inaction, or actions of others, our policy is to seek to identify and correct any errors as promptly as possible without disadvantaging the client or benefiting us in any way.

Please consult the "Order Errors" portion of the Hilliard Lyons Compliance Manual for detailed information concerning trading errors. Remember that it is critical to correct any error IMMEDIATELY.

ALLOCATION PROCEDURES

All trades must be allocated in a manner consistent with our fiduciary duties to our clients. Hilliard Lyons owes a duty of loyalty to each client and must treat each client fairly. Because Hilliard Lyons will frequently be in the position of acquiring or selling the same securities for more than one account at the same time, trades must be allocated such that all clients are treated fairly.

Generally securities are allocated pro rata, although exceptions may be made to avoid odd lots and de minimus allocations. The following general principals may be considered in allocating investment opportunities:

1) investment objectives and strategies for particular accounts,

2) tax considerations of an account,

3) risk or investment concentration parameters for an account,

4) supply or demand for a security at a given price level,

5) size of an available investment,

6) cash availability and liquidity restrictions for accounts,

7) regulatory restrictions, or

8) minimum investment size of an account.

Investments may NOT be allocated to one client account over another based on any of the following considerations:

1) to favor one account at the expense of another,

2) to generate higher fees paid by one client account over another,

3) to develop or enhance a relationship with a client or a prospective client,

4) to compensate a client for past services or benefits to Hilliard Lyons, or

5) to manage or equalize investment performance among different client accounts.

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Initial public offerings ("IPOs") are offerings of securities which frequently are of limited size and limited availability. IPOs may also become "hot issues." "Hot issues" are offerings that trade at a premium above the initial offering price. If we participate in any IPOs, we must allocate IPO shares fairly and equitably among our advisory clients according to a specific and consistent basis so as not to advantage any firm, personal or related account and so as not to favor or disfavor any client, or group of clients, over any other. See the Hilliard Lyons Compliance Manual for additional information on "Hot Issues."

THE COMPLIANCE DEPARTMENT SHALL CONDUCT PERIODIC REVIEWS TO INSURE THAT THESE PROCEDURES ARE FOLLOWED AND THAT NO ACCOUNTS ARE BEING SYSTEMATICALLY DISADVANTAGED.

See Section 15.3 below for more information on how the firm allocates trades when client orders are aggregated.

AGGREGATION OF ORDERS

Aggregation of orders, or the use of block transactions, may be used if the following conditions are met:

- A block transaction may be used only if it allows Hilliard Lyons to satisfy its obligation to provide best execution for its advisory customers.

- All clients participating in the aggregated order shall receive an average share price with all other transaction costs shared pro-rata based on each client's participation in the transaction and depending upon the commission schedule negotiated for each account, if any.

- Client orders partially filled will, as a general matter, be allocated pro rata in proportion to each client's original order, although exceptions may be made to avoid, among other things, odd lots and de minimus allocations.

Pursuant to the firm's personal securities transaction policy, transactions for employee's personal accounts may be executed only after all advisory client transactions are completed; therefore, you may not include your personal account orders as part of a block trade with advisory client transactions.

In those instances where one Hilliard Lyons employee manages an advisory account for another Hilliard Lyons employee, trades for the employee account may be combined with trades for client accounts as long as the allocation of trades does not favor one account over another. Also, the IA Representative must have complete discretion over the employee account.

RECORD KEEPING

Account traders must maintain accurate records of all trades for advisory accounts. These records shall include any account trading restrictions, directed brokerage requests and identification of employee accounts. All trade tickets should be time stamped.

TIMING OF EXECUTION OF ORDERS

Account traders shall execute client orders as they are received. On occasion, the account traders may receive different client orders at the same time. Some accounts execute their transactions through Hilliard Lyons and some execute transactions through unaffiliated broker-dealers. Because it is impossible for Hilliard Lyons to transmit simultaneously,

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the account trader will randomly select the order in which transactions are transmitted to various brokers, including Hilliard Lyons.

BEST EXECUTION

We seek best execution for all client transactions. This means seeking the best overall qualitative execution, which may or may not be at the lowest commission cost. In determining how best to execute a client transaction, we consider the following factors:

- volatility of the security,

- size of the transaction,

- broker dealer's accessibility to primary markets and quotation sources,

- for NASD securities, whether a broker makes a market in that security,

- a broker's past history of successful execution of client trades,

- commission rates.

The Hilliard Lyons Best Execution Committee monitors best execution for Hilliard Lyons advisory accounts, as well as for brokerage accounts. The HLAM trader and the Compliance Manager attend the Hilliard Lyons Best Execution Committee meetings.

DIRECTED BROKERAGE

In general, Hilliard Lyons does not accept client direction of brokerage. Brokerage is directed when a client tells you to use a particular broker. However, in limited cases, such as HLAM Institutional Asset Management Services, Hilliard Lyons may accept instructions for directed brokerage. Any such instructions must be in writing and signed by the client. Any directed brokerage arrangements must be approved by the Compliance Manager.

Our Form ADV discloses that clients who direct brokerage may forgo benefits from savings on execution costs that Hilliard Lyons may have otherwise obtained through, for example, volume discounts on block trades.

SOFT DOLLARS

Section 28(e) of the Securities and Exchange Act of 1934 provides a safe harbor for investment advisers to use commission dollars to purchase brokerage and research services from broker dealers. "Soft dollars" is the term commonly used to describe the purchase of those services with commission dollars. As used in this Manual, a "soft dollar arrangement" is any arrangement in which a broker provides products or services in addition to transaction execution but does not charge a separate price.

Hilliard Lyons believes that research services obtained with soft dollars may enhance its investment research process thereby increasing the prospects for higher investment returns. To ensure compliance with regulatory requirements and with Hilliard Lyons' own policies, all soft dollar arrangement must comply with the following:

- Soft dollars may be used only to obtain research services that provide lawful and appropriate assistance to the money manager's investment decision making process. Research services do not include overhead or administrative expenses, marketing expenses or the correction of trading errors. If research is provided at a conference, all travel and lodging expenses must be paid by Hilliard Lyons.

- If a product or service obtained with commission dollars has both a research and a non-research use, Hilliard Lyons must make a good faith effort to allocate the research and

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non-research related costs of the product. Payment may be made out of soft dollars only for the research related portion.

- Commissions paid must be reasonable in relation to the value of the services provided.

The Hilliard Lyons Best Execution Committee will maintain a record of all formal and informal soft dollar arrangements.

PRINCIPAL TRADES

The Advisers Act forbids "principal trades" unless (1) the terms of the specific trade are disclosed to the client in writing and (2) the client consents before the trade. A "principal trade" is one in which an adviser (for example Hilliard Lyons) acting as principal for its own account buys any security from or sells any security to his client. See Appendix C for the procedures for placing trades to ensure that principal trades do not inadvertently occur.

THE IA REPRESENTATIVE MUST CONTACT THE COMPLIANCE MANAGER FOR THE PROPER DOCUMENTATION NECESSARY TO EXECUTE A TRADE AS PRINCIPAL.

THE COMPLIANCE DEPARTMENT WILL MONITOR PRINCIPAL TRADES IN ADVISORY ACCOUNTS ON A DAILY BASIS. ANY PRINCIPAL TRADES EXECUTED WITHOUT THE APPROVAL OF THE COMPLIANCE MANAGER WILL BE REVERSED IMMEDIATELY, WITH ANY ERRORS CHARGED TO YOU.

AGENCY CROSS TRANSACTIONS

The Advisers Act also prohibits "agency cross trades" unless specified conditions have been met including (1) prior client approval, (2) post transaction confirmation sent to client and (3) annual summary of all transactions sent to client. An agency cross trade occurs when Hilliard acts as the broker to both the advisory client and the other party.

In order to be sure these condition are met:

- Our form advisory contracts authorize agency cross transactions and describe the potential conflict of interests.

- We will send to each client at or before completion of the transaction, information which includes the date of the transaction, a statement of the nature of the transaction, an offer to furnish the time the transaction took place, and the total of all commissions or other remuneration received.

- We will send to each client, at least annually, a written disclosure statement identifying the total number of agency cross transactions since the last statement, and the total commissions or other remuneration received.

- The form advisory contract includes a conspicuous statement that client's written consent may be revoked at any time by written notice to the adviser;

- You should forward any client revocations of consent to the Compliance Manager; and

- No agency transactions will be effected where Hilliard Lyons is the adviser to both the seller and purchaser, unless it is (1) fully disclosed to the clients in the Form

ADV, (2) best execution is obtained and (3) no commission is charged. (Note that additional requirements apply to ERISA accounts.)